Exhibit 10.3

SOFTWARE DEVELOPMENT AGREEMENT

This SOFTWARE DEVELOPMENT AGREEMENT (this “Agreement”), dated as of March 16, 2025 (the “Effective Date”), is entered into by and between Datavault AI Inc., a Delaware corporation with a principal place of business at 15268 NW Greenbrier Pkwy, Beaverton, Oregon 97006 (“Datavault”), and NYIAX, Inc., a Delaware corporation with a principal place of business at 244 Fifth Avenue, New York, NY 10001 (“NYIAX”) (each a “Party” and together the “Parties”).

WHEREAS, in connection with that certain Share Exchange Agreement, dated as of March 16, 2025, by and between Datavault and NYIAX, and that certain Intellectual Property Cross-License Agreement, dated as of March 16, 2025 by and between Datavault and NYIAX (the “License Agreement’), NYIAX desires to retain Datavault as an independent contractor to provide certain software development services described herein, and Datavault wishes to provide such services to NYIAX, each on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Definitions.

Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

1.1            “Affiliate” means, with respect to a Party or third party, a corporation, company or other entity, directly or through one or more intermediaries, controlling, controlled by, or under common control with such Party or third party. For purposes of this Section 1.1, “control,” “controlled” and “controlling” mean direct or indirect ownership or control of more than fifty percent (50%) of the outstanding shares or securities having the right to vote for the election of directors or other managing authority of the controlled entity.

1.2            “Change of Control” means, with respect to a Party, the occurrence after the Effective Date of any of the following: (a) an acquisition, reorganization, merger, or consolidation of such Party by or with a third party in which the holders of the voting securities of such Party outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which a third party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a third party of all or substantially all of such Party’s assets.

1.3            “Deliverables” means the Software, Documentation, and other work product that Datavault is required to deliver to NYIAX pursuant to an SOW under this Agreement.

1.4            “Documentation” means any and all manuals, instructions, specifications, and other documents and materials that Datavault provides or makes available to NYIAX in any medium and which describe the functionality, components, features, or requirements of the Software, including the installation, configuration, integration, operation, use, support, or maintenance thereof.

1.5            “Intellectual Property Rights” means any and all of the following arising under the laws of any jurisdiction throughout the world: (a) patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models); (b) copyrights and works of authorship (whether or not copyrightable), and all registrations, applications for registration, and renewals of any of the foregoing; (c) trademarks, service marks, trade dress, trade names, domain names, social media accounts or usernames, URLs, IP addresses, IP address ranges, websites or other indicia of source or origin, together with all goodwill symbolized thereby and associated therewith; (d) trade secrets, know-how, technology, inventions (whether or not patentable), discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, and other confidential or proprietary technical, scientific, engineering, business, or financial information; and (e) other intellectual property and related proprietary rights.

1.6            “NYIAX Materials” means all materials, information, data, content, hardware, software, knowledge, know-how, inventions, documentation, specifications, intellectual property, documents and technology that are provided to Datavault by or on behalf of NYIAX in connection with this Agreement.

1.7            “Services” mean those certain software development and professional services mutually agreed by the Parties in writing in one more SOWs.

1.8            “Software” means the software Datavault is required to or otherwise does create or provide to NYIAX in connection with the Services.

1.9            “SOW” means a statement of work mutually executed by the Parties under this Agreement pursuant to which Datavault agrees to perform certain Services described therein, which shall include the following information, if applicable: (a) a detailed description of the Services to be performed, Deliverables to be provided, and the specification and functionality required for the Software pursuant to the SOW; (b) the date upon which the Services will commence and the term of such SOW; (c) any criteria for completion of the Services; and (d) any other terms and conditions agreed upon by the parties in connection with the Services to be performed pursuant to such SOW.

1.10          “Specifications” means the specifications for the Software set forth in the applicable Development Plan.

2.            Engagement of Datavault and Software Development.

2.1            Engagement of Datavault. NYIAX hereby engages Datavault, and Datavault hereby accepts such engagement, to develop certain Software and provide certain Services related thereto as further described in one or more SOWs mutually agreed and executed by the Parties on the terms and conditions set forth in this Agreement. Datavault may from time to time in its discretion engage third parties to perform Services.

2.2            Project Management. Each Party shall, throughout the term of this Agreement, maintain within its organization a project manager to serve as such Party’s primary point of contact for day-to-day communications, consultation, and decision-making regarding the Services (each, a “Project Manager”). Each such Project Manager shall be responsible for providing all day-to-day consents and approvals on behalf of such party under this Agreement. Each Party shall ensure its Project Manager has the requisite organizational authority, skill, experience, and other qualifications to perform in such capacity. Each Party shall use commercially reasonable efforts to maintain the same Project Manager in place throughout the term of this Agreement. If either Party’s Project Manager ceases to be employed by such Party or such Party otherwise wishes to replace its Project Manager, such Party shall promptly name a new Project Manager by written notice to the other Party.

2.3            Development Plan. In connection with each SOW, the Parties shall mutually prepare a development plan (“Development Plan”) for the Software described in such SOW. The Development Plan shall include, without limitation, (a) detailed Specifications for the Software; (b) a confirmation and listing of all Deliverables; (c) the dates by which the Parties are required to complete certain tasks, including a confirmation of the delivery schedule for each Deliverable; (d) if the Services are to be performed on an hourly basis, a then-current rate card for personnel assigned to the applicable project, and an estimate of the number of development hours by resource for all Deliverables; (e) the designation of a Project Manager; (f) any mutually agreed requirements for quality assurance testing and record keeping during the applicable development; and (g) any applicable requirements for the storage and delivery of Software source code. Upon mutual approval, the Development Plan will be attached and made part of the corresponding SOW, and each Party will sign the SOW indicating acceptance of the Specifications and other terms set forth therein. Each executed SOW will be deemed by both Parties to have become a part of this Agreement and will be incorporated by reference.

2.4            Resources. Datavault shall have the right to utilize its own personnel, including employees, contractors, and, upon NYIAX’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, subcontractors, to perform the Services under this Agreement. Datavault shall ensure that all personnel assigned to perform the Services possess the necessary skills, qualifications, and experience to effectively execute their assigned tasks. NYIAX reserves the right to request the replacement of any Datavault personnel designated in the applicable SOW as “key” personnel who fail to meet the agreed-upon qualifications, demonstrate a lack of necessary skills, or engage in conduct that materially disrupts the applicable project.

2.5            Changes in Project Scope. If at any time following execution of a SOW with an attached Development Plan, NYIAX should desire a material change that will alter or amend the Specifications or other elements of such Development Plan, NYIAX will prepare an amendment of the original SOW setting forth the desired change(s) and Datavault will prepare an amended Development Plan. Upon the mutual written agreement of the Parties, the amended Development Plan will be attached and made part of the corresponding amended SOW, and each Party shall sign the amended SOW indicating acceptance of the Specifications and other terms set forth therein. Each executed amended SOW will be deemed by both Parties to have become a part of this Agreement and will be incorporated by reference. Datavault shall then commence development of Software that will substantially conform to the requirements set forth in the amended Development Plan. If there is any conflict between the original SOW and the corresponding amended SOW, the terms of the amended SOW will control.

2.6            Delays. Datavault shall use commercially reasonable efforts to complete the Services within the agreed-upon timeline set forth in the applicable SOW. If Datavault anticipates material delays in meeting the Services timeline, it shall promptly notify NYIAX in writing, providing reasons for the anticipated delay and an updated timeline. Penalties, if any, for delays within Datavault’s control, shall be mutually agreed by the Parties in the applicable SOW. Notwithstanding the foregoing, Datavault is not responsible or liable for any late delivery or delay or failure of performance caused in whole or in part by NYIAX’s delay in performing, or failure to perform, any of its obligations under this Agreement. In the event of any such delay or failure, Datavault may, by written notice to NYIAX, extend all or any subsequent due dates set forth in the Development Plan as Datavault deems reasonably necessary. The foregoing is in addition to, and not in lieu of, all other remedies Datavault may have for any such failure or delay by NYIAX.

2.7            Nasdaq Requirements. Datavault shall comply with all requirements imposed by Nasdaq Technologies AB (“Nasdaq”) on NYIAX and the NYIAX Licensed IP, to the extent applicable to the Services or Deliverables and communicated to Datavault in writing.

3.            Delivery; Acceptance.

3.1            Delivery. On each Deliverable delivery date as set forth in the applicable SOW, Datavault shall deliver the Deliverable to NYIAX, including, for any Software, the object code and/or source code for such Software as expressly provided in the applicable SOW, and all Documentation and other materials required to be provided in accordance with the delivery schedule.

3.2            Testing and Acceptance.

(a)            In each SOW, the Parties will mutually agree on the applicable timeline for testing any Deliverable that constitutes Software (the “Testing Period”). During the Testing Period, NYIAX shall inspect, test and evaluate the Deliverable (“Acceptance Tests”) to evaluate whether it materially conforms to the Specifications and performs in accordance with the Documentation. Datavault has the right to observe or participate in all or any part of such Acceptance Tests.

(b)            Promptly upon the completion of the Acceptance Tests, NYIAX shall notify Datavault in writing of its acceptance or, solely if the Acceptance Tests identify any material failure of the Deliverable to conform to the Specifications and perform in accordance with the Documentation (each, a “Nonconformity”), rejection of the Deliverable. NYIAX shall not unreasonably withhold its acceptance and shall include in any rejection notice a reasonably detailed description of the Acceptance Tests conducted, the results thereof, and each identified Nonconformity. Each Software Deliverable will be deemed accepted by NYIAX upon the expiration of the Testing Period therefor if NYIAX has not delivered a written notice accepting or rejecting the Software Deliverable prior to such expiration.

(c)            Datavault shall use commercially reasonable efforts to correct any Nonconformity and re-deliver the nonconforming Software Deliverable in conformance with the Specifications. Upon re-delivery, NYIAX shall have an additional Testing Period to conduct Acceptance Tests to determine whether each Nonconformity has been remedied.

(d)            The Parties shall repeat the process set forth in Section 3.2(b) and Section 3.2(c) until NYIAX has accepted the Deliverable as set forth in Section 3.2(b), provided, however, if Datavault fails more than three (3) times to remedy a material Nonconformity: (i) NYIAX may accept the Deliverable as nonconforming, in which case the fees will be reduced equitably to reflect the value of the Deliverable as received relative to the value of the Deliverable had it materially conformed to the Specifications and performed in accordance with the Documentation; and (ii) if NYIAX does not accept the Deliverable as non-conforming, either Party may terminate this Agreement by written notice to the other Party.

(e)            Notwithstanding anything to the contrary in this Section 3.2, Datavault shall only be obligated to correct a Nonconformity in a Deliverable caused by Datavault’s own reproducible programming errors. Datavault shall not be obligated to correct any failure, error, malfunction, or noncompliance caused by NYIAX’s modifications, enhancements, or other actions with respect to the Deliverable or by any third-party software or hardware not recommended or required by Datavault. NYIAX shall pay Datavault for any expended time at Datavault’s then current rate for the correction of the failure, error, malfunction, or noncompliance caused by NYIAX or any such third-party software or hardware.

(f)            This Section 3.2 sets forth Datavault’s sole obligations and NYIAX’s exclusive remedies for any failure of any Deliverable to conform to the Specifications or perform in accordance with the Documentation.

4.            Certain NYIAX Obligations.

4.1            NYIAX Resources and Cooperation. NYIAX shall, in accordance with the Development Plan: (a) perform all obligations identified as “NYIAX Responsibilities” in the Development Plan; (b) provide the NYIAX Materials and all such other resources as may be specified in the Development Plan; (c) provide Datavault personnel with such access to NYIAX’s premises and/or operating environment as is necessary for Datavault to perform its obligations on a timely basis as set forth in the Development Plan; (d) ensure that NYIAX’s operating environment is set up and in working order to allow Datavault to perform the Services and deliver each Deliverable constituting Software on or prior to the applicable due date set forth in the Development Plan; (e) participate with suitably qualified and authorized personnel in all meetings scheduled in, or in accordance with, the Development Plan and such other meetings as may be scheduled by the Parties; (f) provide all consents, approvals, exception notices, and other communications specified in the Development Plan or as otherwise may be required under this Agreement; and (g) provide all cooperation and assistance Datavault reasonably requests to enable Datavault to exercise its rights or perform its obligations under this Agreement.

4.2            Non-Solicitation. During the term of this Agreement and for one (1) year thereafter, NYIAX shall not, and shall not assist any third party to, directly or indirectly, recruit or solicit (other than by general advertisement not directed specifically to any person) for employment or engagement as an independent contractor any person employed or engaged by Datavault involved in any respect with the Services or the performance of this Agreement.

4.3            Financing. NYIAX agrees to use best efforts to raise additional capital through one or more financing(s), from one or more investors and/or financial institutions, resulting in aggregate gross proceeds to NYIAX of at least Ten Million U.S. Dollars ($10,000,000) (the “Financings”). After completing one or more Financings resulting in aggregate gross proceeds to NYIAX of at least Ten Million U.S. Dollars ($10,000,000), NYIAX hereby commits and agrees to pay to Datavault twenty percent (20%) of such proceeds as Development Fees (as defined below) pursuant to Section 5.1 of this Agreement, with a minimum amount of Two Million U.S. Dollars ($2,000,000) guaranteed payment to Datavault.

5.            Fees and Payment.

5.1            Development Fees. NYIAX shall pay Datavault for all Services in accordance with each applicable SOW (such fees, the “Development Fees”). Datavault shall charge NYIAX the lowest rates that it would charge any other client for similar development Services. The pricing for these Services shall be in accordance with industry standard norms and rates and in compliance with Nasdaq’s applicable requirements.

5.2            Expenses. NYIAX shall reimburse Datavault for all reasonable out-of-pocket expenses incurred by Datavault in performing Services under this Agreement; provided that all individual expenses greater than One Thousand U.S. Dollars ($1,000), and aggregate expenses in any calendar month in excess of Five Thousand U.S. Dollars ($5,000), shall require NYIAX’s prior written approval. With each monthly invoice, Datavault shall submit an itemized statement of Datavault’s expenses incurred during the given calendar month, if any.

5.3            Payment Terms. NYIAX shall pay all Development Fees and reimbursable expenses due hereunder: (a) within forty-five (45) days after the date of the invoice therefor; (b) in U.S. dollars by wire transfer of immediately available funds to a bank account Datavault designates in writing; and (c) without deduction of exchange, collection, or other charges or withholding or other government-imposed fees or taxes. The amounts payable under this Agreement are not refundable.

5.4            Taxes. The Development Fees and other charges payable to Datavault hereunder include any sales, use, excise or other taxes, duties, levies and assessments, as required by law. If any new or increased taxes, duties, levies, or assessments become applicable after the execution of this Agreement, such additional costs shall be borne by NYIAX.

5.5            Late Payment. If NYIAX fails to make any payment due under this Agreement by the due date for payment and for more than ninety (90) days thereafter, then NYIAX shall pay interest on the overdue amount at a rate of the lesser of twelve percent (12%) per annum and the maximum rate permitted under applicable law. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. In the event of late payment, NYIAX shall also be responsible for all costs incurred by Datavault in collecting the overdue amounts, including but not limited to reasonable attorney’s fees, court costs, and collection agency fees.

5.6            No Deduction or Setoff. NYIAX shall pay all amounts due under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by Datavault, whether under this Agreement, applicable law, or otherwise and whether relating to Datavault’s breach, bankruptcy, or otherwise.

5.7            Financing. On a case-by-case basis during the term of this Agreement, NYIAX may request that Datavault provide financing for select Services provided under an SOW. Datavault agrees to consider any such request in good faith, taking into account the financial position of both Parties at the time of the request. For any financing agreed upon under this Section 5.8, Datavault shall have the right and option to convert any such loan into NYIAX equity.

6.            Intellectual Property Rights.

6.1            Ownership of Work Product. All materials, including, but not limited to, Software, patents, patentable ideas, trade secrets, Documentation, programs, source code and object code, comments to the source or object code, Specifications, documents, abstracts and summaries thereof (collectively, the “Work Product”) developed by Datavault in connection with this Agreement for NYIAX, or jointly by NYIAX and Datavault, or by Datavault pursuant to specifications or instructions provided by NYIAX, shall belong exclusively to NYIAX. Datavault acknowledges that the Work Product shall be deemed “works made for hire” by Datavault for NYIAX, and, therefore, shall be the exclusive property of NYIAX. To the extent the Work Product are not deemed “works made for hire” under applicable law, Datavault hereby irrevocably assigns and transfers to NYIAX all right, title and interest in and to the Work Product, including, without limitation, all patent and copyright interests, and agrees to execute, and to cause its employees and/or contractors to execute, all documents reasonably requested by NYIAX for the purpose of applying for and securing any Intellectual Property Rights in the Work Product at no charge to NYIAX.

6.2            License-Back of Work Product. Notwithstanding Section 6.1, NYIAX hereby grants to Datavault a non-exclusive license, on the terms and subject to the conditions set forth in Section 2.2 of the License Agreement, to all Work Product created under this Agreement.

6.3            NYIAX Materials. NYIAX hereby grants to Datavault a limited, fully paid-up and royalty-free, non-exclusive, worldwide right and license to use, reproduce, perform, display, distribute, modify, and create derivative works and improvements of the NYIAX Materials solely to develop the Work Product and otherwise as necessary to perform the Services for the benefit of NYIAX. The term of such license will commence upon NYIAX’s first delivery of NYIAX Materials to Datavault and continue in effect until the termination or expiration of this Agreement. As between the Parties, NYIAX is and will remain, the sole and exclusive owner of all right, title, and interest in and to the NYIAX Materials, including all Intellectual Property Rights therein, subject only to the license granted under this Section 6.3.

6.4            Background Technology. NYIAX acknowledges that Datavault owns or holds a license to use and sublicense, and may develop or acquire during the term of this Agreement: (a) various development tools, routines, subroutines and other programs, data and materials that Datavault may include, in whole or in part, in the Software developed under this Agreement; and (b) Intellectual Property Rights for use in the Work Product, or for the development of the Work Product (collectively, “Background Technology”). As between the Parties, Datavault owns and shall retain all right, title and interest in and to such Background Technology. Subject to full payment of the fees due under this Agreement, Datavault grants NYIAX a nonexclusive, perpetual, worldwide license to use the Background Technology, and all updates and revisions thereto, solely for purposes of using, making, selling, offering for sale, licensing, or sublicensing, or otherwise exploiting the Work Product.

7.            Confidentiality.

7.1            Confidential Information. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). For purposes of this Agreement, “Confidential Information” means all non-public, confidential, or proprietary information of the Disclosing Party or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and includes any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, including information consisting of or relating to the Disclosing Party’s technology, trade secrets, know-how, business operations, plans, strategies, customers, and pricing, and information with respect to which the Disclosing Party has contractual or other confidentiality obligations.

7.2            Exclusions. Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (a) was already known to the Receiving Party or its Affiliates without restriction on use or disclosure prior to the receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (b) was or is independently developed by the Receiving Party or its Affiliates without reference to or use of any Confidential Information; (c) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party or its Affiliates; or (d) was received by Receiving Party or its Affiliates from a third party who was not, at the time, under any obligation to the Disclosing Party or any third party to maintain the confidentiality of such information.

7.3            Confidentiality Obligations. As a condition to being provided with Confidential Information, the Receiving Party shall: (a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and (b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 7.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its officers, directors, employees, agents, representatives, consultants and advisors, including, without limitation, attorneys, accountants and financial advisors (“Representatives”) who: (i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement; (ii) have been apprised of this restriction; and (iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 7. The Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, this Section 7. The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

7.4            Compelled Disclosures. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall: (a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 7.4; and (b) disclose only the portion of Confidential Information that it is legally required to furnish. If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

7.5            Duration. The Receiving Party’s confidentiality obligations under this Section 7 shall survive for a period of five (5) years following termination of this Agreement; provided that, with respect to Confidential Information that constitutes trade secrets, such confidentiality obligations shall continue in full force and effect for as long as such Confidential Information remains a trade secret.

8.            Term and Termination.

8.1            Term. This Agreement shall commence as of the Effective Date and shall continue in effect until the later of five (5) years following the Effective Date or the completion of the Services specified under all SOWs executed hereunder, unless sooner terminated pursuant to its terms.

8.2            Termination for Breach. Either Party may terminate this Agreement, effective on written notice to the other Party, if the other Party materially breaches this Agreement, and such breach: (a) is incapable of cure; or (b) being capable of cure, remains uncured thirty (30) days after the non-breaching Party provides the breaching Party with written notice of such breach.

8.3            Termination for Insolvency. Either Party may terminate this Agreement, effective immediately, if the other Party: (a) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (b) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (c) makes or seeks to make a general assignment for the benefit of its creditors; or (d) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

8.4            Effect of Termination. Upon termination or expiration of this Agreement: (a) all outstanding amounts payable under this Agreement or any SOW will be due and payable in sixty (60) days; (b) Datavault shall deliver to NYIAX no later than thirty (30) days after the date of termination all object code and source code for any Software, and any associated documentation and other materials required, for any and all work in progress for NYIAX that has not previously been delivered to NYIAX (to include revisions, updates or other modified versions of previously-delivered Software); and (c) each Party shall (i) return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information; and (ii) permanently erase the other Party’s Confidential Information from its computer systems, except to the extent that (1) Datavault requires such Confidential Information to exercise its rights under the license granted pursuant to Section 6.2, or (2) NYIAX requires such Confidential Information to exercise its rights under the license granted pursuant to Section 6.4.

8.5            Survival. The provisions set forth in the following Sections, and any other right or obligation of the parties in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: Section 6, Section 7, this Section 8.5, Section 10, Section 11, and Section 13.

9.            Representations and Warranties.

9.1            Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (a) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (b) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of such Party; and (d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

9.2            NYIAX Representations and Warranties. NYIAX represents and warrants that any NYIAX Materials furnished to Datavault by or on behalf of NYIAX for Datavault’s use in connection with any SOW, Deliverable or Software to be provided under this Agreement, and Datavault’s use thereof as contemplated under this Agreement, does not infringe the Intellectual Property Rights of any third party nor arises from or is connected with any misappropriation of any trade secrets or other intellectual or industrial property rights of any third party.

9.3            Datavault Representations and Warranties.

(a)            Services Warranty. Datavault represents and warrants to NYIAX that Datavault will perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and will devote adequate resources to meet its obligations under this Agreement.

(b)            Software Performance Warranty. Datavault warrants that upon delivery, the Software will materially conform to the Specifications in the applicable Development Plan. If upon delivery, the Software does not perform as warranted in this Section 9.3(b), and NYIAX notifies Datavault of the existence and nature of such breach promptly upon discovery, then Datavault will undertake, at its sole option and as NYIAX’s exclusive remedy for breach of this warranty, to correct the non-conformance or replace the Software at no additional expense to NYIAX. This warranty shall be null and void if the nonconformance is due to: (a) hardware failures due to defects, power problems, environmental problems or any cause other than the Software itself; (b) modification of the Software operating systems or computer hardware other than by Datavault; or (c) misuse, errors or negligence of NYIAX, its employees or agents in operating the Software.

9.4            Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 9, ALL SOFTWARE, SERVICES, AND WORK PRODUCT ARE PROVIDED “AS IS” AND DATAVAULT HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. DATAVAULT SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING, DATAVAULT MAKES NO WARRANTY OF ANY KIND THAT THE SOFTWARE OR WORK PRODUCT, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET NYIAX’S OR ANY OTHER PERSON’S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM, OR OTHER SERVICES EXCEPT IF AND TO THE EXTENT EXPRESSLY SET FORTH IN THE SPECIFICATIONS, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE. ALL THIRD-PARTY MATERIALS ARE PROVIDED “AS IS” AND ANY REPRESENTATION OR WARRANTY OF OR CONCERNING ANY THIRD-PARTY MATERIALS IS STRICTLY BETWEEN NYIAX AND THE THIRD-PARTY OWNER OR DISTRIBUTOR OF THE THIRD-PARTY MATERIALS.

10.            Indemnification.

10.1            Datavault Indemnification. Datavault shall indemnify, defend, and hold harmless NYIAX and its officers, directors, employees, agents, successors, and assigns (each, a “NYIAX Indemnitee”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees, and the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers (“Losses”) incurred by any NYIAX Indemnitee resulting from any claim, suit, action, or other proceeding (“Action”) by a third party (other than an Affiliate of a NYIAX Indemnitee) to the extent such action is alleging that NYIAX’s use of the Software (excluding NYIAX Materials and third-party materials) in compliance with this Agreement infringes a U.S. Intellectual Property Right. The foregoing obligation does not apply to any Action or Losses arising out of or relating to any: (a) combination of the Software with any hardware, system, or other software or materials not provided or authorized in writing by Datavault; (b) modification of the Software other than by Datavault; (c) failure to timely implement any modifications, upgrades, replacements, or enhancements made available to NYIAX; or (d) act, omission, or other matter described in Section 10.2, whether or not the same results in any Action against or Loss by any Datavault Indemnitee.

10.2            NYIAX Indemnification. NYIAX shall indemnify, defend, and hold harmless Datavault and its subcontractors and Affiliates, and each of its and their respective officers, directors, employees, agents, successors, and assigns (each, a “Datavault Indemnitee”) from and against any and all Losses incurred by any Datavault Indemnitee in connection with any Action by a third party (other than an Affiliate of a Datavault Indemnitee) to the extent such Action is arising out of or relating to: (a) NYIAX Materials or Datavault’s use thereof in accordance with this Agreement; (b) Datavault’s compliance with any specifications or directions provided by or on behalf of NYIAX; or (c) any allegation of facts that, if true, would constitute NYIAX’s breach of any of its representations, warranties, covenants, or obligations under this Agreement.

10.3          Indemnification Procedure. The indemnified Party shall promptly notify the indemnifying Party in writing of any claim, suit, action, or other proceeding for which it is entitled to indemnification under Section 10.1 or 10.2 (each, an “Indemnified Claim”). The indemnifying Party shall control the investigation and defense of the Indemnified Claim and shall employ counsel of its choice to handle and defend the Indemnified Claim, at the indemnifying Party’s expense. The indemnified Party shall provide all assistance reasonably requested by the indemnifying Party, at the indemnifying Party’s expense. The indemnifying Party shall not settle any Indemnified Claim in a manner that adversely affects the rights of the indemnified Party or its Affiliates without the indemnified Party’s prior written consent. The indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its choice.

10.4          THIS SECTION 10 SETS FORTH NYIAX’S SOLE REMEDIES AND DATAVAULT’S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED, OR ALLEGED CLAIMS THAT THIS AGREEMENT OR ANY SUBJECT MATTER HEREOF (INCLUDING THE SOFTWARE) INFRINGES, MISAPPROPRIATES, OR OTHERWISE VIOLATES ANY THIRD-PARTY INTELLECTUAL PROPERTY RIGHT.

11.          Limitations of Liability.

11.1          EXCLUSION OF CERTAIN DAMAGES. IN NO EVENT SHALL DATAVAULT OR ITS AFFILIATES BE LIABLE TO NYIAX OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE USE OF THE SOFTWARE, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2          CAP ON MONETARY LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT IN CONNECTION WITH DATAVAULT’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR DATAVAULT’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7, DATAVAULT’S MAXIMUM AGGREGATE LIABILITY TO NYIAX UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING FROM CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY, OR OTHERWISE, SHALL NOT EXCEED THE TOTAL FEES PAID BY NYIAX TO DATAVAULT UNDER THE APPLICABLE SOW IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

12.          Assignment; Change of Control.

12.1            Assignment. Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent; provided that each Party may make such an assignment, delegation, or other transfer, in whole or in part, upon prior written notice to the other Party, without the other Party’s consent:

(a)            to an Affiliate, provided that: (i) the Affiliate assumes all of the assigning Party’s obligations under this Agreement; and (ii) the assigning Party shall remain liable and responsible for such Affiliate’s performance of all obligations and compliance with all other terms and conditions of this Agreement; or

(b)            in connection with or as a result of a Change of Control of a Party (such Party, the “Acquired Party”); provided that the third party that is the acquiring or surviving entity in a Change of Control involving any Party (i) assumes all of the applicable obligations of the Acquired Party by operation of law or by express delegation, as applicable; and (ii) delivers to the other Party, prior to or concurrently with the consummation of such Change of Control, an express written acknowledgment of the limitations and restrictions on the licenses granted to the Acquired Party hereunder as a result of such Change of Control.

13.          General Terms.

13.1            Further Assurances. Each Party shall, and shall cause its respective Affiliates to, upon the reasonable request of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

13.2            Costs and Expenses. Except as otherwise expressly agreed in writing, each Party assumes full responsibility for all costs and expenses which it incurs in connection with this Agreement, including in carrying out its obligations hereunder, without the right to reimbursement for any portion thereof from the other Party.

13.3            Relationship of the Parties. The relationship of the Parties under this Agreement shall be and at all times remain one of independent contractors. Neither Party is an employee, agent, franchisee, joint venturer, partner, or legal representative of the other and neither Party shall have the authority to assume or create obligations on the other Party except as specifically set forth in this Agreement. In its capacity as an independent contractor: (a) Datavault has the right to perform services for others during the term of this Agreement, subject to Datavault’s compliance with its confidentiality obligations under this Agreement; (b) Datavault has the sole right to control and direct the means, manner and method by which the Services will be performed; and (c) Datavault has the right to perform the Services at any place or location and at such times as Datavault may determine.

13.4            No Public Statements. Either Party desiring to issue a press release or make a public statement or disclosure regarding this Agreement shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance, which advance approval shall not be unreasonably withheld, conditioned or delayed. No public statement or disclosure concerning the terms of this Agreement shall be made, either directly or indirectly, by either Party hereto, without first obtaining the written approval of the other Party, which advance approval shall not be unreasonably withheld, conditioned or delayed. Once any public statement or disclosure has been approved in accordance with this Section 13.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding anything to the contrary in Section 7 of this Agreement, a Party may disclose the terms of this Agreement (a) where required, as reasonably determined by the Disclosing Party, by applicable law, regulation or legal process or by applicable stock exchange rule, and (b) under obligations of confidentiality as required in Section 7 to such Party’s Representatives in connection with such Party’s reasonable business activities.

13.5            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder must be in writing and sent to the respective Party at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section 13.5):

Notices to Datavault:

Datavault AI Inc.

15268 NW Greenbrier Pkwy

Beaverton, Oregon 97006

Attn: Nathaniel Bradley

Notices to NYIAX:

NYIAX, Inc.

244 Fifth Avenue

New York, NY 10001

Attn: Teri Gallo and Bill Feldman

Notices sent in accordance with this Section 13.5 will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

13.6            Force Majeure. Except for NYIAX’s payment obligations and as otherwise expressly provided in this Agreement, if the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

13.7          Entire Agreement. This Agreement, together with any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13.8          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any third party any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

13.9          Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.10        Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.11        Governing Law. This Agreement is governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder must be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

13.12        Export Regulation. The Software may be subject to U.S. export control laws, including the Export Control Reform Act and its associated regulations. NYIAX shall not directly or indirectly export, re-export, or release the Software to, or make the Software accessible from, any country, jurisdiction, or third party to which export, re-export, or release is prohibited by applicable law. NYIAX shall comply with all applicable laws and complete all required undertakings (including obtaining any necessary export license or other governmental approval) prior to exporting, re-exporting, releasing, or otherwise making the Software available outside the United States.

13.13        Interpretation; Conflict. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.14        Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

13.15        Headings. The headings in this Agreement are for convenience only, confirm no rights or obligations in either Party and do not alter any terms of this Agreement.

13.16        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, any of which may be executed and delivered in electronic format or by electronic means, and all of which together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

DATAVAULT:

DATAVAULT AI INC.

By:	/s/ Nathaniel Bradley
Name:	Nathaniel Bradley
Title:	Chief Executive Officer

NYIAX:

NYIAX, INC.

By:	/s/ Teri Gallo
Name:	Teri Gallo
Title:	Chief Executive Officer

[[Signature Page to Software Development Agreement]